UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 15, 2005
BIG LOTS, INC.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	1-8897 (Commission File Number)	06-1119097 (I.R.S. Employer Identification No.)
300 Phillipi Road, Columbus, Ohio 43228
(Address of principal executive office) (Zip Code)
(614) 278-6800
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On November 15, 2005, the Nominating and Compensation Committee (“Committee”) of the Board of Directors of Big Lots, Inc. (“Company”), after discussion with the Board of Directors, approved accelerating the vesting, effective immediately, of stock options representing approximately 3.8 million of the Company’s shares awarded on or before February 21, 2005, under the Big Lots, Inc. 1996 Performance Incentive Plan (“1996 Incentive Plan”) and the Big Lots, Inc. Amended and Restated Director Stock Option Plan (“Director Stock Option Plan” and together with the 1996 Incentive Plan, the “Plans”). The Committee did not, however, accelerate the vesting of stock options granted after February 21, 2005, including those granted to the Company’s current Chief Executive Officer, Steven S. Fishman, or the vesting of stock options granted to the Company’s former Chief Executive Officer, Michael J. Potter.
The accelerated stock options awarded pursuant to the 1996 Incentive Plan had provided that 20% of the shares underlying each option award would vest equally on the first five anniversaries following the grant date. The accelerated stock options awarded under the Director Stock Option Plan had provided that shares underlying each option award would vest on each of the first three anniversaries following the grant date in increments of 20%, 40% and 40%, respectively. The Committee’s decision to accelerate the vesting of the outstanding, unvested stock options granted under the Plans affects only stock options awarded under the 1996 Incentive Plan from November 16, 2000 through February 21, 2005, and from November 16, 2002 through February 21, 2005 for stock options awarded under the Director Stock Option Plan. It does not affect stock options awarded prior to such periods as those stock options have fully vested.
Additionally, the Committee imposed a holding period that requires all directors, executive vice presidents, and senior vice presidents (including the Company’s named executive officers other than Messrs. Fishman and Potter, whose stock options were not accelerated) to refrain from selling shares acquired upon the exercise of the accelerated stock options until the date on which the exercise would have been permitted under the stock option’s original vesting terms or, if earlier, the director or officer’s death, permanent and total disability, or termination of employment. Of the total number of shares underlying the accelerated stock options, approximately 0.9 million are held by the Company’s directors, executive vice presidents, and senior vice presidents.
The decision to accelerate the vesting of stock options was made primarily to reduce non-cash compensation expense that would have been recorded in future periods following the Company’s adoption of Financial Accounting Standards Board Statement No. 123, “Share Based Payment (revised 2004)” (“FAS 123R”). FAS 123R: (i) generally requires recognizing compensation cost for the grant-date fair value of stock options and other equity-based compensation over the requisite service period; (ii) applies to all awards granted, modified, vesting, repurchased or cancelled after the required effective date; and (iii) is effective for the Company as of the beginning of its first quarter in fiscal year 2006. The current estimation of future expense eliminated as a result of the acceleration is approximately $11.7 million (before tax) over the five year period during which the stock options would have vested, subject to determination of the exact number of stock options being accelerated and the impact of additional adjustments related to cancellation of certain stock options. In addition, the decision to accelerate the vesting of stock options is expected to have a positive effect on employee morale, retention and perception of value at various levels of the enterprise.
Except for the accelerated vesting of the aforementioned stock options and the holding period imposed on the Company’s directors, executive vice presidents, and senior vice presidents, all other terms and conditions of the stock option awards made under the Plans remain the same.
On November 15, 2005, the Committee also amended all restricted stock grants made on or before February 21, 2005, so that each grantee shall have the option of allowing the Company to withhold, upon the lapsing of the restrictions, a portion of the shares in order to satisfy the Company’s tax withholding obligation. The accelerated vesting of stock options discussed above does not alter the vesting of restricted stock grants.
Item 2.02 Results of Operations and Financial Condition.
On November 16, 2005, the Company issued a press release and conducted a conference call, both of which reported the Company’s unaudited third quarter results. Attached as exhibits to this Form 8-K are copies of the Company’s November 16, 2005 press release (Exhibit 99.1) and the transcript of the Company’s November 16, 2005 conference call (Exhibit 99.2), including information concerning forward-looking statements and factors that may affect the Company’s future results. The information in Exhibits 99.1 and 99.2 is being furnished, not filed, pursuant to Item 2.02 of this Form 8-K. By furnishing the information in this Form 8-K and the attached exhibits, the Company is making no admission as to the materiality of any information in this Form 8-K or the exhibits.

Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits
     Exhibits marked with an asterisk (*) are filed herewith.

Exhibit No.	Description
99.1*	Big Lots, Inc. press release dated November 16, 2005.
99.2*	Transcript of Big Lots, Inc. conference call dated November 16, 2005.
Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG LOTS, INC.
Dated: November 21, 2005	By:	/s/ Charles W. Haubiel II
Charles W. Haubiel II
Senior Vice President, General Counsel and Corporate Secretary